Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Margaret Nollen	Paul Wardour
Vice President – Investor Relations	Director of Marketing
(301) 841-2839	(301) 841-2745
mnollen@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE ANNOUNCES $595 MILLION INCREASE IN COMMITTED
CREDIT FACILITIES
CHEVY CHASE, Md., July 7, 2006 — CapitalSource Inc. (NYSE: CSE), a specialized commercial finance company, today announced a $595 million increase to its committed credit facilities. This includes a new secured credit facility with a $500 million initial commitment from Citigroup Global Markets Realty Corp., primarily to fund the Company’s anticipated growth in real estate and real estate-related assets. In addition, the Company’s senior unsecured credit facility has been increased to $640 million, an expansion of $95 million, adding four institutions for a total of 16 lenders in the syndicate.
“These transactions are consistent with our strategy to expand and diversify our funding sources,” said Thomas A. Fink, Chief Financial Officer of CapitalSource. “We are pleased to increase our financial flexibility and resources and welcome the four institutions who have joined our unsecured bank group.”
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering first mortgage, asset-based, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Structured Finance, Healthcare and Specialty Finance and Corporate Finance. By offering a broad array of financial products, we had outstanding $9.6 billion in loan commitments as of March 31, 2006. Headquartered in Chevy Chase, MD, we have a national network of offices across the country. As of March 31, 2006, we had 548 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.